Exhibits 99.1

ACHILLION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

NEW HAVEN, CT, November 2, 2007 — Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN) a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter ended September 30, 2007.

For the third quarter of 2007, the Company reported a net loss of $5.9 million, compared to a net loss of $5.1 million in the third quarter of 2006. Cash and cash equivalents and marketable securities at September 30, 2007 were $39.6 million.

“Achillion recently reported positive 12-week safety, tolerability and efficacy data from a Phase 2 trial of elvucitabine in an HIV treatment-naïve population, and we look forward to continuing progress in this program,” said Michael Kishbauch, President and Chief Executive Officer of Achillion. “Importantly, we have now completed the 24-week treatment segment of this study and patients are continuing therapy into the 48 week segment. In addition, we have just concluded enrollment in a separate Phase 2 trial of elvucitabine in HIV treatment-experienced patients. We look forward to reporting both of these data sets early in the New Year. We have also begun to discuss this information with prospective partners in an effort to form a collaboration for a fixed-dose HIV combination treatment including elvucitabine that could provide a more durable treatment alternative for patients.”

Kishbauch continued, “On the hepatitis C front, we continue to make advances with Gilead Sciences in our NS4A antagonist program for HCV infection. We have now developed a pro-drug of ACH-1095 that we expect to move forward, and we anticipate being in clinical trials in the second half of 2008. Finally, in our antibacterial program, we continue working with ACH-702, an exciting compound that we believe addresses the serious health threat made clear in recent news stories about MRSA infection. ACH-702 has a broad spectrum of both gram positive and gram negative in vitro activity, a bactericidal profile, and the ability to be dosed in both oral and IV forms.”

Third Quarter 2007 Results

The Company reported a net loss attributable to common stockholders of $5.9 million for the three months ended September 30, 2007, compared to a net loss attributable to common stockholders of $6.5 million for the three months ended September 30, 2006. Total revenues were $0.9 million for the third quarter of 2007, compared to $1.2 million in revenue for the third quarter of 2006.

Research and development expenses were $5.9 million in the third quarter of 2007, compared to $5.3 million for the same period of 2006. Research and development expenses were primarily related to Achillion’s Phase 2 clinical trials of elvucitabine, pre-clinical development of ACH-702, and late stage discovery efforts in collaboration with Gilead in advancing ACH-1095.

For the three months ended September 30, 2007, general and administrative expenses totaled $1.6 million, compared to $1.0 million for the same period in 2006.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to completion and success of Achillion’s preclinical studies and clinical trials of Achillion’s drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities and Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Contact:

Mary Kay Fenton

Achillion Pharmaceuticals, Inc.

Tel. (203) 624-7000

mfenton@achillion.com

Media:

Chris Erdman

MacDougall Biomedical Communications, Inc.

Tel. (508) 647-0209

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$900	$1,196	$3,645	$5,514

Operating expenses:
Research and development	5,854	5,300	21,939	16,338
General and administrative	1,607	1,023	4,878	3,340

Total operating expenses	7,461	6,323	26,817	19,678

Loss from operations	(6,561)	(5,127)	(23,172)	(14,164)

Other income (expense):
Interest income	581	162	2,005	430
Interest expense	(241)	(232)	(748)	(679)
Change in fair value of put right liability	—	72	—	72
Tax benefit	327	9	698	59

Total other income (expense), net	667	11	1,955	(118)

Net loss	(5,894)	(5,116)	(21,217)	(14,282)
Preferred stock dividends and accretion	—	(1,407)	—	(3,693)

Net loss attributable to common stockholders	$(5,894)	$(6,523)	$(21,217)	$(17,975)

Net loss attributable to common stockholders per share—basic and diluted	$(0.38)	$(12.69)	$(1.36)	$(35.11)

Weighted average shares outstanding—basic and diluted	15,607	514	15,568	512

Balance Sheets

(Unaudited, in thousands)

	September 30, 2007	December 31, 2006
Cash and cash equivalents and marketable securities	$39,643	$62,566
Working capital	29,148	53,190
Total assets	43,711	67,146
Long-term liabilities	3,708	8,102
Total liabilities	15,788	19,776
Total stockholders’ (deficit) equity	27,923	47,370